UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: November 21, 2023
(Date of earliest event reported)

THE YORK WATER COMPANY
(Exact name of registrant as specified in its charter)

Pennsylvania	001-34245	23-1242500
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

130 East Market Street, York, Pennsylvania	17401
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (717) 845-3601

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

COMMON STOCK, NO PAR VALUE	YORW	The Nasdaq Global Select Market
(Title of Class)	(Trading Symbol)	(Name of Each Exchange on Which Registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ◻

THE YORK WATER COMPANY

Item 8.01	Other Events.

THE YORK WATER COMPANY DECLARES 612TH DIVIDEND

York, Pennsylvania, November 21, 2023: The York Water Company's (NASDAQ: YORW) President and CEO, JT Hand, announced today that the Board of Directors at their November 20th meeting declared a quarterly dividend of $0.2108 per share, a 4% increase. The dividend is payable January 16, 2024, to shareholders as of record date December 29, 2023.

This is the 612th consecutive dividend to be paid by The York Water Company. JT Hand, President and CEO, stated, “In spite of the challenging drought conditions in York County, 2023 has been a tremendously productive year for the Company in terms of capital placement, customer growth, and expansion of territory. The Company’s prudent investment in redundant utility infrastructure has been on full display in the rehabilitation of the Lake Williams Dam Spillway and the operational flexibility of redundant pumping systems on the Susquehanna River. We are proud to say we have now increased our dividends for 27 consecutive years, reinforcing our commitment to create value for our shareholders while responsibly investing in our water and wastewater utility infrastructure.” York Water, which is the oldest publicly traded company in the nation, has never missed a dividend in over 207 years. This is believed to be the longest record of consecutive dividends in America.

THE YORK WATER COMPANY

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE YORK WATER COMPANY

/s/ Matthew E. Poff
Date: November 21, 2023	Matthew E. Poff
Chief Financial Officer